UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PRESTIGE BRANDS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is a copy of a press release first published, sent or given to security holders by Prestige Brands Holdings, Inc. on March 22, 2012.

Prestige Brands Expects To Report Revenue Growth of Approximately 38% And

Adjusted EPS of Approximately $0.23 in Current Quarter

Expects Adjusted EPS of $1.22 to $1.32 in Fiscal 2013

IRVINGTON, N.Y. -- March 22, 2012-- Prestige Brands Holdings, Inc. (NYSE - PBH) today provided estimated financial results for the fourth quarter ending March 31, 2012 and adjusted earnings per share guidance for fiscal 2013.

For the fiscal 2012 fourth quarter, Prestige Brands expects to report net revenues of approximately $133.0 million. This represents an increase of approximately 38% over $96.4 million in the prior year fourth quarter, including revenue growth from our nine core OTC brands above 10%. The Company expects to report adjusted net income for the fiscal 2012 fourth quarter of approximately $11.8 million, or approximately $0.23 per diluted share, up substantially from GAAP net income of $6.4 million, or $0.13 per diluted share, in the year-ago quarter. Consistent with prior disclosures, estimated adjusted earnings per share for the fourth quarter reflects no accretion from the acquisition of GSK brands. It also excludes costs related to the Transition Services Agreement (TSA) and integration, legal and professional expenditures, loss on the extinguishment of debt, as well as other acquisition-related costs. See attached table for GAAP reconciliation.

For fiscal year 2013, which begins on April 1, 2012, Prestige Brands expects to report diluted adjusted earnings per share in the range of $1.22 to $1.32. This estimate also excludes costs related to the TSA and integration, legal and professional expenditures, as well as other acquisition-related costs.

Matthew M. Mannelly, President and CEO of Prestige Brands, commented, “We are pleased with our strong performance this quarter, especially in light of the soft cold and flu season. Our expected results reflect the excellent market positions of our core OTC businesses, which are generating superior market growth, leading margins and good cash flow. The integration of the brands recently acquired from GSK is progressing well, and we will continue to focus on strategically managing our portfolio, executing on growth initiatives, and following our tested framework for value creation. We remain confident that our proven brand-building strategies will enable us to continue to deliver superior shareholder value.”

This press release contains guidance on our estimated results for the fourth fiscal quarter. The Company plans to announce its actual results for the period on May 17, 2012, at which time it will host a conference call for the investment community.

For more information on Prestige’s business and strategy, as well as an analysis of Genomma’s unsolicited proposal, please see the presentation: “Delivering Value Now and Into the Future” on the investor relations portion of our website: www.prestigebrands.com.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor’s® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden’s® throat drops, Dramamine® motion sickness treatment, BC® and Goody’s® analgesics, Gaviscon® antacid and Beano® gas treatment.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws.  “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Forward-looking statements in this news release include, without limitation, statements regarding a possible transaction involving the Company and our estimated results for the fourth quarter and the next fiscal year.  These statements are based on management’s estimates and assumptions with respect to future events and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  Actual results could differ materially from those expected as a result of a variety of factors.  A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”).

Additional Information
This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. No tender offer for the shares of the Company has commenced at this time. If a tender offer is commenced, the Company will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC within 10 business days from the date of commencement of such tender offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY THE COMPANY CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov and the Company’s website at www.prestigebrands.com, or by directing a request to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attn: Investor Relations.

The Company intends to file with the SEC and mail to its stockholders a proxy statement in connection with its 2012 Annual Meeting of Stockholders. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY THE COMPANY CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov and the Company’s website at www.prestigebrands.com, or by directing a request to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attn: Investor Relations.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with its 2012 Annual Meeting of Stockholders. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, which was filed with the SEC on May 13, 2011, and its proxy statement for the 2011 Annual Meeting of Stockholders, which was filed with the SEC on June 30, 2011. To the extent holdings of the Company’s securities have changed since the amounts disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Additional information regarding the participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement that the Company intends to file with the SEC in connection with its 2012 Annual Meeting of Stockholders. Investors and security holders may obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov and through the Company’s website at www.prestigebrands.com, or by directing a request to Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533, Attn: Investor Relations.

About Non-GAAP Financial Measures

We define non-GAAP Adjusted Net Income as Net Income (Loss) before costs related to the Transition Services Agreement (TSA) and integration, legal and professional expenditures, loss on the extinguishment of debt, as well as other acquisition-related costs, and the related tax impacts of these adjustments. We calculate non-GAAP Adjusted Earnings Per Share (or Non-GAAP Adjusted EPS) based on Non-GAAP Adjusted Net Income (Loss) divided by the weighted average number of common and potential common shares outstanding during the period. Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS because they provide an additional way to view our operations, when considered, where applicable, with both our GAAP results and the reconciliation to GAAP Net Income (Loss) and GAAP Earnings Per Share, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS are presented solely as a supplemental disclosure because: (i) we believe they are useful tools for investors to assess the operating performance of the business without the effect of these items and (ii) we use Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as Net Income (Loss) and Earnings Per Share prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following table sets forth the reconciliation of estimated Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS to estimated GAAP Net Income (Loss) and GAAP Earnings Per Share, our most directly comparable financial measure presented in accordance with GAAP, for the fourth quarter ending March 31, 2012. Due to the forward-looking nature of Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS for fiscal year 2013, the information to reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures for that period is not available at this time as the Company is unable to predict, with any degree of certainty, any of the amounts excluded from the comparable GAAP measures in the calculation of Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS for the full fiscal year 2013; as a result, we are not providing a quantitative reconciliation for the fiscal year 2013 period.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income:

Reconciliation of GAAP Earnings (Loss) Per Share to Non-GAAP Adjusted EPS:

	Three Months Ending March 31, 2012
(In millions, except EPS)	Amount	EPS

GAAP Net Income (Loss)	$(2.3)	$(0.05)
Adjustments:
Costs associated with the acquisition of the GSK brands	9.4	0.18
Costs associated with the integration of the GSK brands	6.2	0.12
Loss on extinguishment of debt	5.4	0.11
Other legal and professional fees	2.0	0.04
Tax impact of adjustments	(8.9)	(0.17)
Total adjustments	14.1	0.28
Non-GAAP Adjusted Net Income	$11.8	$0.23

Contacts:

Investors

Prestige Brands Holdings, Inc.

Dean Siegal

914-524-6819

or

MacKenzie Partners Inc.

Dan Burch or Bob Marese

212-929-5500

Media

Sard Verbinnen & Co

Hugh Burns or Robin Weinberg

212-687-8080

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